Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group to Acquire

Macgregor for Approximately $230 Million

NEW YORK, NY and BOSTON, MA - July 13, 2005 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG), a leading provider of technology-based equity trading services and transaction research, today announced that it has entered into a definitive agreement to acquire privately-held Macgregor, a leading provider of trade order management technology for the global financial community. The all cash acquisition is valued at approximately $230 million and will be accretive in the first quarter of 2006.

The combined technologies of ITG and Macgregor will provide clients with a best-execution order management system that will closely integrate real-time data, analytics, order management and execution tools into a complete solution for institutional trading desks. The breadth and depth of the combined product offering will strongly position ITG and Macgregor to develop multi-asset class products, to grow internationally, and to attract new customers, including the growing hedge fund market. The transaction is a continuation of ITG’s strategy of expanding partnerships with its clients by providing them with proprietary, comprehensive solutions across the trading spectrum.

Macgregor’s client base consists of over 100 leading buy side institutions with approximately $5.5 trillion in assets under management. ITG and Macgregor have historically partnered by integrating Channel ITG, ITG’s algorithmic servers, and ITG’s Transaction Cost Analysis with Macgregor’s order management system.

“We are responding to the requests of our customers to seamlessly integrate execution and order management technologies to create a unique and highly differentiated ‘best-in-class’ solution spanning portfolio management, compliance, execution, operations, analytics and a financial services network,” said Ray Killian, ITG’s Chairman, President, and Chief Executive Officer. “We recognized the strength of Macgregor’s flexible, end-to-end networked platform and are excited about what this partnership will bring to ITG’s clients, shareholders and employees. This acquisition provides us with a deeper product set, recurring revenue and continued overall diversification.”

ITG remains committed to management’s philosophy of broker neutrality. ITG is a trusted partner to many clients and has a long history of providing execution and transaction cost analysis on a confidential basis. Customers will continue to have the choice of trading through any broker or venue.

The transaction will be financed with cash and bank debt. The transaction is expected to close in 60 to 90 days and is subject to customary closing conditions.

“We are honored to be part of ITG’s already world-class solution,” said Steven Levy, President and CEO of Macgregor. “Macgregor and ITG customers will all benefit significantly from the extensive integration and increased functionality of ITG’s advanced trading products and analytic tools. I look forward to working closely with Ray and his team with whom we have partnered successfully for many years.”

Financial Technology Partners, LLC, and FTP Securities, LLC, served as exclusive strategic advisors to ITG during this transaction. Wachtell, Lipton, Rosen, & Katz acted as ITG’s outside legal counsel. Bear, Stearns & Co. Inc. served as exclusive strategic advisors to Macgregor during this transaction. Mintz Levin acted as Macgregor’s outside legal counsel.

Conference Call

ITG has scheduled a conference call and live web cast today at 9:00 AM ET to discuss the acquisition. Those wishing to listen to the call should dial 1- 888-578-6632 at least 10 minutes prior to the start of the call to ensure connection. For those unable to listen to the live broadcast of the call, a replay will available for one week by dialing 1-888-203-1112 and entering the pass code 4012861. A replay will be available for one week on ITG’s web site at www.itginc.com starting approximately 2 hours after the completion of the call.

About Macgregor

Founded in 1991, Macgregor® has set the standard in execution process technology for the global financial community with the Macgregor XIP™ Order Management Network™ (OMN™). XIP combines powerful portfolio management, compliance, trading and post-trade applications with a fully integrated and supported financial services IP network. By connecting all internal systems and external parties involved, XIP enables buy-side firms to execute their investment decisions with unprecedented speed, accuracy and efficiency resulting in improved investment performance. For sell-side firms, custodians and other service providers, XIP provides a unique mechanism for quickly and efficiently delivering services to our buy-side users’ desktops. With offices in Boston, New York, London and Madrid, Macgregor helps nearly 400 firms experience the unique efficiencies and power that can only be achieved through a large, diverse and well-connected community of users. For more information on Macgregor visit www.macgregor.com.

About ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process. A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; new products and services, and matters relating to the transaction, including without limitation, that the transaction may be more expensive to complete than anticipated, the integration of MacGregor’s businesses and operations with those of ITG may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to MacGregor’s or ITG’s existing businesses, anticipated cost savings and revenue opportunities anticipated to result from the transaction may take longer to be realized or may not be achieved in their entirety, and attrition in employees, key client, partner and supplier relationships may be greater than expected . These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except to the extent required by applicable law or regulation, ITG undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts:

Maureen Murphy	Claudine Cornelis
ITG Inc	Financial Dynamics
(212) 444-6323	(212) 850-5665

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